EXHIBIT E-1

                                                June 11th, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re: National Grid Group plc, et al., File No. 70-9829

     Dear Sirs:

     In the above-referenced application ("Application"), National Grid Group plc ("National Grid"), National Grid (US) Holdings Limited, National Grid (US) Investments, National Grid (Ireland) 1 Limited, National Grid (Ireland) 2 Limited, National Grid General Partnership (collectively, but excluding National Grid, the "Intermediate Companies") and National Grid USA (collectively, the "Applicants"), have requested Commission authorization to make certain changes to their financing authorization under an SEC order dated March 15, 2000, Holding Co. Act Release No. 27154 (March 15, 2000) ("March Order"). In particular, Applicants propose the following transactions:

     (1) National Grid proposes to increase the aggregate amount of convertible bonds that it may issue under the March Order from $1 billion to $2 billion while maintaining the overall $4 billion limit on securities (excluding guarantees) issued by National Grid unchanged;

     (2) National Grid proposes to finance the Intermediate Companies and National Grid USA with loans from National Grid, associate companies outside the National Grid USA ownership chain, and/or with loans from an indirect parent holding company, and;

     (3) The Intermediate Companies propose to enter into currency derivatives with National Grid. Applicants request authorization to enter into the proposed transactions through May 31, 2003.

Each of the proposed transactions is discussed in further detail in Application.

     I am a member of the Law Society of England and Wales, the place of incorporation of National Grid, and a member of the Law Society of Scotland. I am not a member of the bars of any other country, or any of the United States, states in which certain of the Applicants are incorporated or qualified to do business, and do not hold myself out as an expert in the laws of such states, although I have consulted and will consult with counsel to National Grid who are experts in such laws. For purposes of this opinion, to the extent I deemed necessary, I have relied on advice from counsel employed or retained by National Grid, including LeBoeuf, Lamb, Greene & MacRae, L.L.P., who are expert in the laws applicable to the Applicants. As counsel for National Grid and its subsidiary companies, I deliver this opinion to you for filing as Exhibit E-1 to the Application.

     In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements contained in the Application.

     The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

1) The Commission shall have duly entered an appropriate order or orders with respect to the proposed transactions, as described in the Application, permitting the Application to become effective under the Act and the rules and regulations thereunder, and the proposed transactions are consummated in accordance with the Application and the Commission's orders.

2) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed below.

3) Appropriate corporate actions will have been taken by both the issuer and acquirer of the securities contemplated by the Application and the documents transferring the securities will have been duly authorized, executed and delivered with all appropriate transfer or other taxes paid.

4) Each of the Applicants, and their subsidiaries involved in the proposed transactions, will at the time of the proposed transactions be a duly incorporated corporation or duly formed limited liability company or partnership in the jurisdiction in which it is domiciled.

     Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, I am of the opinion that, in the event the proposed transactions are consummated in accordance with the Application:

(i) all state and federal laws applicable to the proposed transactions will have been complied with;

(ii) the issuer of any securities proposed in the Application is duly formed or incorporated under the laws of the jurisdiction in which it is domiciled;

(iii) such securities will, in the case of stock, be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the charter or other document defining such rights and privileges;

(iv) in the case of debt securities, such securities will be valid and binding obligations of the issuer or guarantor in accordance with their terms;

(v) the Applicants will legally acquire any securities or assets subject to this Application, and;

(vi) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by National Grid, or by any associate company thereof.


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     I hereby consent to the filing of this opinion as an exhibit to the
Application.

                                         Very truly yours,

                                         //s// Fiona Smith

                                         Company Secretary and General Counsel
                                         National Grid Group plc